Exhibit No. 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Journal Communications, Inc. (Form S-8 Reg. Nos. 333-109956 and 333-108509 and Form S-3 Reg. No. 333-118552) of our reports dated February 19, 2008, with respect to the consolidated financial statements and schedule of Journal Communications, Inc. and the effectiveness of internal control over financial reporting of Journal Communications, Inc., included in this Annual Report (Form 10-K) for the year ended December 30, 2007.

/s/ Ernst & Young LLP

Milwaukee, Wisconsin

March 6, 2008